UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 3, 2026 (August 3, 2026)

Chiron Real Estate Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-37815	46-4757266
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7373 Wisconsin Avenue, Suite 800

Bethesda, MD

20814

(Address of Principal Executive Offices)

(Zip Code)

(202) 524-6851

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbols:	Name of each exchange on which registered:
Common Stock, par value $0.001 per share	XRN	NYSE
Series A Preferred Stock, par value $0.001 per share	XRN PrA	NYSE
Series B Preferred Stock, par value $0.001 per share	XRN PrB	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Appointment

Effective August 3, 2026, Matthew Whitlock, age 62, was appointed as Chief Investment Officer of Chiron Real Estate Inc. (the “Company”) and Inter-American Management LLC (“IAM”). In connection with Mr. Whitlock’s appointment, Alfonzo Leon transitioned from Chief Investment Officer to the role of Strategic Advisor, as described below under “Transition of Chief Investment Officer.”

From 2019 until joining the Company, Mr. Whitlock served as Managing Director and Chief Investment Officer of Senior Housing Investments at Berkshire Residential Investments, where he sourced senior housing acquisitions and joint venture opportunities, managed Berkshire’s senior housing investment fund and assisted in developing debt and equity investment products. He also served as a member of Berkshire’s Investment Committee. From 2008 to 2019, Mr. Whitlock served in senior positions at CBRE, including as Vice Chairman and co-leader of its national senior housing platform. Mr. Whitlock received a Bachelor of Arts in Economics from Emory University.

There are no arrangements or understandings between Mr. Whitlock and any other persons pursuant to which he was appointed as an officer of the Company and IAM. There are no family relationships between Mr. Whitlock and any of the Company’s directors or executive officers. Mr. Whitlock is not a party to any transaction, or any proposed transaction, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Employment Agreement

In connection with the foregoing appointment, IAM entered into an employment agreement with Matthew Whitlock, effective as of August 3, 2026. Mr. Whitlock will serve as Chief Investment Officer of the Company and IAM.

Term

The employment agreement provides for an initial three-year term commencing on August 3, 2026, with automatic renewals for successive one-year periods unless either party provides at least 90 days’ advance notice of non-renewal. Mr. Whitlock is required to devote his best efforts and full time and attention to the businesses of the Company and its direct and indirect subsidiaries, subject to customary exceptions.

Compensation and Benefits

Under the employment agreement, Mr. Whitlock is entitled to an annual base salary of $400,000 and, beginning with the 2027 calendar year, a target annual bonus equal to 100% of his annual base salary. Mr. Whitlock is also eligible to receive a pro rata bonus for the 2026 calendar year, payable 60% in cash and 40% in LTIP Units, subject to the terms of the employment agreement.

During the employment period, Mr. Whitlock and his eligible dependents will be eligible to participate in the same benefit plans and programs generally made available to similarly situated employees of IAM, subject to the terms and conditions of the applicable plans and programs as in effect from time to time.

Severance and Restrictive Covenants

The employment agreement provides that, if the executive’s employment terminates upon expiration of the then-current term as a result of non-renewal by IAM, is terminated by IAM without cause, or is terminated by the executive for good reason, then, subject to the executive’s timely execution and non-revocation of a general release of claims and continued compliance with applicable restrictive covenants, the executive will be entitled to receive severance benefits. The severance benefits consist of: (i) cash severance payments in an aggregate amount equal to the sum of 12 months of the executive’s annual base salary and the greater of the executive’s target annual bonus for the year of termination or the annual bonus actually paid to the executive for the preceding year; (ii) a pro rata termination bonus for the year of termination, based on the executive’s target annual bonus and the number of days employed during such year; (iii) accelerated vesting of all outstanding time-based equity awards; (iv) continued eligibility for vesting of outstanding performance-based equity awards based on actual performance through the end of the applicable performance period, subject to the terms of the applicable award agreement; and (v) a COBRA subsidy or replacement payment for up to 12 months.

The severance payments generally will be paid in substantially equal installments over the 12-month period beginning on IAM’s first regularly scheduled payroll date that is on or after the date that is 60 days following the applicable termination date, subject to the terms of the employment agreement and compliance with Section 409A of the Internal Revenue Code. The pro rata termination bonus, if any, generally will be paid on the later of the date that annual bonuses for the year of termination are paid to similarly situated executives and the date the first installment of severance is paid, but in no event later than March 15 of the calendar year following the calendar year in which the termination occurs.

If the qualifying termination occurs within the period beginning six months prior to a change in control and ending 12 months following a change in control, the executive generally will be entitled to the same termination benefits described above, except that the cash severance amount will be equal to two times the sum of 12 months of the executive’s annual base salary and the greater of the executive’s target annual bonus for the year of termination or the annual bonus actually paid to the executive for the preceding year, and the cash severance and any termination bonus generally will be paid in a lump sum following the later of the termination date and the change in control, subject to the terms of the employment agreement.

In the event of termination due to the executive’s death or disability, the executive, or the executive’s estate, as applicable, generally will be eligible to receive the pro rata termination bonus, accelerated vesting of outstanding time-based equity awards, continued eligibility for vesting of outstanding performance-based equity awards based on actual performance through the end of the applicable performance period, and the COBRA subsidy or replacement payment, subject to the executive’s or estate’s timely execution and non-revocation of a release and the other terms and conditions of the employment agreement.

For purposes of the employment agreement, “cause” generally includes the executive’s material breach of the employment agreement or another written agreement with the Company or its affiliates; material breach of applicable workplace laws or written policies or codes of conduct; fraud, theft, dishonesty, embezzlement or breach of fiduciary duty relating to the Company or its affiliates or the executive’s duties; gross negligence or willful misconduct relating to the Company or its affiliates or the executive’s duties that results, or could reasonably be expected to result, in material and demonstrable damage; conviction of, or plea of guilty or nolo contendere to, a felony or crime involving moral turpitude, or an indictment for such offense that is not discharged or otherwise resolved within 18 months; willful failure or refusal, other than due to disability, to perform the executive’s obligations under the employment agreement or follow a lawful directive; or violation of applicable restrictive covenants, subject in certain cases to notice and cure rights under the employment agreement.

“Good reason” generally includes, without the executive’s written consent, a material diminution in base salary or in the executive’s title, authority, duties or responsibilities with the Company and its affiliates, a material breach by IAM of its obligations under the employment agreement, or any requirement that the executive report to a corporate officer or employee of the Company instead of reporting directly to the Chief Executive Officer, subject to the executive’s compliance with applicable notice, cure and resignation timing requirements.

“Change in control” generally includes certain acquisitions of more than 50% of the Company’s outstanding common stock or voting power, certain changes in the composition of the Board, certain business combinations that do not satisfy specified continuing ownership and board composition requirements, and a sale or other disposition of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, in each case subject to the terms, conditions and exclusions set forth in the employment agreement.

The employment agreement also contains customary restrictive covenants, including covenants relating to confidentiality, ownership of intellectual property, non-competition, non-solicitation of customers, suppliers, employees and contractors, and cooperation in the defense of claims. The non-competition and non-solicitation covenants generally apply during the employment period and for 12 months following termination of employment.

The description of the employment agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Equity and Inducement Awards

During the employment period, Mr. Whitlock is eligible to participate in the Chiron Real Estate Inc. 2016 Equity Incentive Plan, as amended from time to time (the “LTIP”), or any successor equity incentive plan. Mr. Whitlock is also eligible to receive a 2027 LTIP award with a target aggregate dollar value of $700,000, subject to approval and discretion of the Compensation Committee.

As a material inducement to joining the Company, Mr. Whitlock will receive an inducement award consisting of a one-time LTIP Unit award subject to time-based vesting and intended to qualify as an employment inducement award under Section 303A.08 of the New York Stock Exchange Listed Company Manual and any other applicable rules or guidance of the New York Stock Exchange, and, accordingly, shall be granted outside of, and not pursuant to, the LTIP. The inducement award will have a value equal to $350,000 divided by the average closing price of the Company’s common stock as reported on the New York Stock Exchange for the 15 trading days immediately preceding the date of grant and will vest in substantially equal one-third increments on each of the first, second and third anniversaries of the date of grant, subject to continued employment. In addition, Mr. Whitlock will also receive a one-time LTIP Unit award subject to performance-based vesting also intended to qualify as an employment inducement award, the terms and conditions of which (including performance goals and forfeiture restrictions) will be determined by the compensation committee of the Board of Directors of the Company in its sole discretion and set forth in the applicable award agreement.

Indemnification Agreement

In connection with the appointment described above, the Company entered into a standard indemnification agreement with Mr. Whitlock, the form of which was filed as Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission on March 2, 2026.

Transition of Chief Investment Officer

Effective August 3, 2026, Alfonzo Leon ceased serving as Chief Investment Officer of the Company and IAM and transitioned to the role of Strategic Advisor, in which capacity he reports to the Company’s Chief Executive Officer and will continue to be employed until no later than December 31, 2026 (the “Transition Period”). Effective August 3, 2026, Mr. Leon also ceased to be an “executive officer” of the Company within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended, and an “officer” of the Company for purposes of Section 16 thereof. Mr. Leon's transition did not result from any disagreement with the Company on any matter relating to its operations, policies or practices.

In connection with the transition, IAM, the Company and Mr. Leon entered into a Second Amendment to Mr. Leon’s Employment Agreement (the “Leon Amendment”), which amends Mr. Leon’s Employment Agreement effective as of July 9, 2020, as amended. The Leon Amendment provides, among other things, for Mr. Leon’s continued employment as Strategic Advisor during the Transition Period, the continuation of his compensation and benefits during the Transition Period, and the termination of his employment upon expiration of the Transition Period, which will be treated as a termination by IAM without cause under his Employment Agreement, entitling Mr. Leon to the severance benefits provided under his Employment Agreement in connection with such a termination. The Leon Amendment also provides that, if Mr. Leon begins employment with any company or other employer outside the Company Group during the Transition Period or during the applicable prohibited period following termination, he must provide written notice to IAM, and upon IAM’s receipt of such notice, IAM will waive the non-competition covenant under his Employment Agreement with respect to such employment and any additional employment thereafter.

.Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement by and between Matthew Whitlock and Inter-American Management LLC, effective as of August 3, 2026.
10.2	Second Amendment to Employment Agreement by and among Inter-American Management LLC, Chiron Real Estate Inc. and Alfonzo Leon, effective as of August 3, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chiron Real Estate Inc.

By:	/s/ Jamie A. Barber
Jamie A. Barber
Secretary and General Counsel

Date: August 3, 2026